EXHIBIT 2.01

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ADVANCED ENVIRONMENTAL PETROLEUM PRODUCERS INC.,

AEPP MERGER SUB, INC.

AND

ONCOLIX, INC.

JULY 18, 2017

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TABLE OF CONTENTS

(cont’d)

Exhibits:
Exhibit A – Securities Assumed by Advanced Environmental Petroleum Producers Inc.	A-1
Exbibit B – Oncolix Disclosure Schedule	B-1
Exhibit C – AEPP Disclosure Schedule	C-1

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 18, 2017, by and among ADVANCED ENVIRONMENTAL PETROLEUM PRODUCERS INC., a Florida corporation (“AEPP”), AEPP MERGER SUB, INC., a Delaware corporation and a wholly-owned subsidiary of AEPP (the “Merger Sub”), and ONCOLIX, INC., a Delaware corporation (the “Oncolix”). AEPP, Merger Sub, and Oncolix each, individually, a “Party” or, collectively, the “Parties.”

RECITALS

WHEREAS, the Parties desire to set forth the terms and conditions pursuant to which Oncolix shall combine with AEPP pursuant to a merger (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Florida Business Corporation Act (the “FBCA”) and the terms of this Agreement, whereby Merger Sub will merge with and into Oncolix, with Oncolix continuing as the surviving corporation in the Merger and as a wholly-owned subsidiary of AEPP (the “Surviving Corporation”);

WHEREAS, the Parties, by executing this Agreement, hereby adopt this Agreement as a “plan of reorganization” within the meaning of Section 368 of the Code (as hereinafter defined);

WHEREAS, the Board of Directors of AEPP has approved AEPP’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby in accordance with the FBCA and Bylaws of AEPP;

WHEREAS, the Board of Directors of Merger Sub has approved Merger Sub’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL and Bylaws of Merger Sub;

WHEREAS, the Board of Directors of Oncolix has approved Oncolix’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL and Bylaws of Oncolix;

WHEREAS, the stockholders holding a majority of the voting capital stock of Oncolix have approved Oncolix’s entry into this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL and Bylaws of Oncolix; and

WHEREAS, the Board of Directors of AEPP, in AEPP’s capacity as the holder of 100% of the issued and outstanding voting shares of capital stock of Merger Sub, has approved Merger Sub’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL and Bylaws of Merger Sub.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, agreements and covenants herein contained, and for good and other valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

The following terms, undefined in the text of this Agreement, shall have the following meanings:

“AEPP Common Stock” shall mean the common stock, par value $0.0001 per share, of AEPP.

“AEPP Contract” shall mean any agreement, contract, obligation, arrangement or understanding, whether oral or written, including any amendment, supplement, restatement, renewal or replacement thereto: (i) to which AEPP is a party; (ii) by which AEPP or any of its assets is or may become bound or under which AEPP has, or may become subject to, any obligation; or (iii) under which AEPP has or may acquire any right or interest.

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“AEPP Parties” shall mean, collectively, AEPP and Merger Sub.

“AEPP Preferred Stock” shall mean the series A preferred stock, par value $0.0001 per share, of AEPP.

“Affiliate” shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person. For purposes of this definition, a Person is deemed to “control” an Entity if such Person, directly or indirectly: (i) has the power to direct the management or policies of such Entity; or (ii) owns, beneficially or of record (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body, or (b) at least fifty percent (50%) of the outstanding equity or financial interests of such Entity.

“Board of Directors” shall mean the sitting board of directors of an Entity as of the date of this Agreement.

“Business Day” shall mean any day except Saturday, Sunday, any day which is a Federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing Documents” shall mean documents, certificates or other instruments delivered or to be delivered by or on behalf of AEPP, Merger Sub and Oncolix at the Closing pursuant to Article V of this Agreement.

“Code” shall mean United States Internal Revenue Code of 1986, as amended.

“Commission” shall mean the United States Securities and Exchange Commission.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization of any third party (including any Governmental Body).

“Dissenting Share” means any share of Oncolix Common Stock or Oncolix Preferred Stock with respect to which the holder thereof has exercised such holder’s appraisal or dissenter’s rights under applicable Legal Requirements.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA, any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including, without limitation, insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, options or other forms of incentive compensation or post-retirement compensation.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, limited liability company, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any Entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes Oncolix.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“GAAP” shall mean generally accepted accounting principles applicable in the United States of America.

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“Governmental Body” shall mean any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, supranational or other government; or (iii) governmental, self-regulatory or quasi-governmental authority of any nature, including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal.

“including,” “include,” “includes,” shall be construed as if followed by the phrase “without limitation.”

“Intellectual Property” shall mean all intellectual property owned or used in the conduct of the business of any Party, as it is currently conducted, including, but not limited to: (i) all United States and foreign patents (both issued and applied for) listed on the Oncolix Disclosure Schedule or AEPP Disclosure Schedule, as applicable, (ii) all trademarks, trade names, service marks, copyrights, and all applications for such trademarks, trade names, service marks and copyrights, and all patent rights in each case listed on the Oncolix Disclosure Schedule or AEPP Disclosure Schedule, as applicable, and (iii) all trade secrets, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material, and all Third Party Intellectual Property Rights including, without limitation, issued United States and foreign patents, patent rights and patent applications (excluding packaged commercially available licensed software programs sold to the public) owned by or for which any Party has acquired the rights to use whether by license or otherwise.

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.11.

“Knowledge” shall mean (a) when made with reference to Oncolix, the actual knowledge of the executive officers and directors of Oncolix without duty of inquiry or investigation, and (b) when made with reference to AEPP, the actual knowledge of the executive officers and directors of AEPP without duty of inquiry or investigation.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirements” shall mean any federal, state, local, municipal, foreign, international, multinational or other law, statute, constitution, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liabilities” shall mean any debt, obligation, duty or liability of any nature regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business of Oncolix and not material to Oncolix, and (iv) liens for current Taxes that are being contested in good faith.

“Material Adverse Effect” when used in connection with a Party means any change, event, circumstance or effect whether or not such change, event, circumstance or effect is caused by or arises in connection with a breach of a representation, warranty, covenant or agreement of such Party in this Agreement that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations of such Party taken as a whole with its subsidiaries, except to the extent that any such change, event, circumstance or effect results from (i) changes in general economic conditions, (ii) changes affecting the industry generally in which such Party operates, or (iii) changes in the trading prices for such Party’s capital stock.

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“Material Contract” shall mean any contract, instrument or other agreement to which AEPP, Merger Sub, or Oncolix, as the case may be, is a party or by which it is bound which is material to its business taken as a whole.

“Merger Shares” shall mean the shares of AEPP Common Stock and AEPP Preferred Stock issuable to the stockholders of Oncolix in exchange for Oncolix Common Stock and Oncolix Preferred Stock as a result of the Merger, pursuant to the provisions of Article II hereof.

“Merger Sub Common Stock” shall mean the common stock, par value $0.001 per share, of Merger Sub.

“Oncolix Common Stock” shall mean the common stock, $0.001 par value per share, of Oncolix.

“Oncolix Contract” shall mean any agreement, contract, obligation, arrangement or understanding, whether oral or written, including any amendment, supplement, restatement, renewal or replacement thereto: (i) to which Oncolix is a party; (ii) by which Oncolix or any of its assets is bound or under which Oncolix has, or may become subject to, any obligation; or (iii) under which Oncolix has or may acquire any right or interest.

“Oncolix Preferred Stock” shall mean the series A preferred stock, $0.001 par value per share, of Oncolix.

“Oncolix Preferred Stockholders” shall mean the holders of the Oncolix Preferred Stock as of the Effective Time.

“Oncolix Stockholders” shall mean the holders of the Oncolix Common Stock and the Oncolix Preferred Stock as of the Effective Time.

“Order” shall mean any writ, decree, permanent injunction, order or similar action used in a Legal Proceeding.

“Permits” shall mean all permits, licenses, registrations, certificates, Orders or approvals received from any Governmental Body (including, without limitation, those issued or required under applicable export laws or regulations).

“Person” shall mean any individual, partnership, joint venture, corporation, limited liability company, limited liability partnership, trust or incorporated organization.

“Sarbanes–Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, each as amended, and the rules and regulations of any Governmental Body promulgated thereunder.

“Tax” or “Taxes” shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including, without limitation, income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and any amounts of Taxes of another Person that Oncolix, AEPP, Merger Sub, or any subsidiary of any of the foregoing, as applicable, is liable to pay by law or otherwise.

“Tax Returns” shall mean all reports, returns, declarations, statements or other information supplied or required to be supplied to a taxing authority in connection with Taxes including, without limitation, any schedules, attachments or amendments thereto.

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“Third Party Intellectual Property Rights” shall mean all written and oral licenses, sublicenses and other agreements as to which Oncolix, AEPP or Merger Sub, as applicable, is a party and pursuant to which any of them is authorized to use any third party music rights, design rights, patents, patent rights, trademarks, service marks, trade secrets or copyrights, including software which is used in such Party’s business or which form a part of any existing product or service of such Party, excluding commercially available licensed software programs sold to the public.

“Transaction Documents” shall mean this Agreement, including all schedules and exhibits hereto, along with any and all other documents entered into by the Parties in connection with the transactions contemplated hereunder.

ARTICLE II

THE TRANSACTION

Section 2.1 The Merger.

Upon and subject to the terms and conditions of this Agreement, Merger Sub shall merge with and into Oncolix (such merger is referred to herein as the “Merger”) at the Effective Time. From and after the Effective Time (as such term is defined in Section 2.2 hereafter), the separate corporate existence of Merger Sub shall cease and Oncolix shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). Following the Effective Time, the Surviving Corporation shall be operated as a wholly-owned subsidiary of AEPP. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of Oncolix and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Oncolix and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.2 Closing; Effective Time.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Brewer & Pritchard, P.C. located at 800 Bering Dr., Suite 201, Houston, TX 77057, or such other location mutually agreed upon by the Parties, not later than five Business Days following satisfaction or waiver of the conditions set forth in Article V of this Agreement, or such other date mutually agreed upon by the Parties, but in no event later than September 15, 2017 (the “Closing Date”). Contemporaneously with the Closing, a copy of this Agreement and a properly executed Certificate of Merger conforming to the requirements of the DGCL (the “Certificate of Merger”) shall be filed with the office of the Secretary of State of Delaware. The Merger shall become effective only upon the acceptance of the Certificate of Merger by the Secretary of State of Delaware (the “Effective Time”). The Merger shall have the effects specified in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

Section 2.3 Corporate Structure of Surviving Corporation; Appointment of New Directors and Officers of AEPP and the Surviving Corporation.

The Certificate of Incorporation of Oncolix immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time, and the Bylaws of Oncolix immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation upon and after the Effective Time. In addition, upon the Closing of the Merger, the officers and directors of Oncolix shall become the officers and directors of the Surviving Corporation. Upon the Closing of the Merger: (a) the members of the Boards of Directors of AEPP and the Surviving Corporation shall continue to be the same individuals as prior to the Closing; and (b) the officers of AEPP and the Surviving Corporation shall continue to be the same individuals as prior to the Closing.

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Section 2.4 Consideration.

(a) In connection with the Merger, AEPP shall:

(i) Reserve an aggregate of 250,769,4800 shares of AEPP Common Stock to be used in the transactions contemplated by the Transaction Documents. Of the aforementioned amount, issue an aggregate of 71,770,200 shares of AEPP Common Stock to the Oncolix Common Stockholders on a ratio of 20 shares of AEPP Common Stock for each share of Oncolix Common Stock (“Common Exchange Ratio”). The remaining 178,999,280 reserved shares shall be used to satisfy obligations under Oncolix’s existing derivative securities as contemplated in this Agreement. In addition, at or immediately after the Effective Time, AEPP will reserve such additional shares of AEPP Common Stock for (i) the conversion of debt issued subsequent to the date hereof and until the Effective Time, (ii) the exercise of options to acquire Oncolix Common Stock issued in connection with such additional convertible debt, (iii) adjustments to the conversion price of the existing Oncolix convertible debt based on the market price of AEPP Common Stock at the Effective Time, (iv) anti-dilution adjustments to the conversion price of AEPP Preferred Stock and (v) accrued interest on convertible notes.

(ii) Reserve an aggregate of 128,216,060 shares of AEPP Preferred Stock to be used in the transactions contemplated by the Transaction Documents. Of the aforementioned amount, issue an aggregate of 62,138,680 shares of AEPP Preferred Stock to Oncolix Preferred Stockholders on a ratio of 20 shares of AEPP Preferred Stock for each share of Oncolix Preferred Stock (“Preferred Equity Ratio”), whereby upon subsequent conversion, such AEPP Common Stock will be issued pursuant to the Common Exchange Ratio. The remaining 66,077,380 reserved shares shall be used to satisfy obligations under Oncolix’s existing series A preferred stock warrants and rights to acquire series A preferred stock, as contemplated under Section 2.4(a)(iii).

(iii) Assume all obligations of Oncolix under Oncolix’s current outstanding derivative securities and rights to acquire capital stock set forth on Exhibit A attached hereto. The Parties shall take such steps as may be reasonable or appropriate to document such assumption and to provide that, at the Effective Time, all assumed derivative securities of Oncolix shall be exercisable or convertible into shares of AEPP Common Stock (or AEPP Preferred Stock that subsequently are convertible for AEPP Common Stock) at the Common Exchange Ratio, according to the same terms and conditions as set forth in such derivative securities.

(iv) At the Effective Time and without any further action on the part of AEPP, Oncolix, the Surviving Corporation or any other Person, the Oncolix Common Stock and Oncolix Preferred Stock, as is applicable, outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted into and become a right to receive the Merger Shares. Each holder of a certificate representing any such Oncolix Common Stock or Oncolix Preferred Stock, as is applicable, shall, to the extent such certificate represents such Oncolix Common Stock or Oncolix Preferred Stock, cease to have any rights with respect to such Oncolix Common Stock or Oncolix Preferred Stock, except the right to receive the Merger Shares. In calculating the number of Merger Shares to issue to the Oncolix Stockholders, fractional shares shall be rounded up to the nearest whole number.

Section 2.5 Closing of Transfer Books.

At the Effective Time, each Oncolix Stockholder and Oncolix Preferred Stockholder shall cease to have any rights as a stockholder of Oncolix and shall not have any rights as a stockholder or otherwise with respect to the Surviving Corporation (except the right to receive the Merger Shares), and the transfer books of Oncolix shall be closed with respect to all Oncolix Common Stock and Oncolix Preferred Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Oncolix Common Stock shall be made on such transfer books after the Effective Time. If, after the Effective Time, a valid certificate or other instrument previously representing any share of Oncolix Common Stock and Oncolix Preferred Stock is presented to AEPP, such certificate or other instrument shall be canceled and exchanged as provided in this Article II.

Section 2.6 Effect on Oncolix Common Stock and Oncolix Preferred Stock.

(a) At the Effective Time, the Oncolix Common Stock and Oncolix Preferred Stock shall, except for with respect to any Dissenting Shares, by virtue of the Merger and without any action on the part of any Party or the holder thereof, automatically be canceled and extinguished and converted into the right to receive the Merger Shares.

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(b) Notwithstanding the foregoing, no amounts shall be payable at or after the Effective Time with respect to any Dissenting Shares. In the case of Dissenting Shares, payment shall be made in accordance with the provisions of applicable Legal Requirements.

Section 2.7 Certificate Legends.

The Merger Shares to be issued pursuant to this Article II shall not have been registered under any applicable Securities Laws and shall be characterized as “restricted securities” under the federal Securities Laws and any applicable state Securities Laws. As a result, the Merger Shares may be resold without registration under the Securities Act and any applicable state Securities Laws only in certain limited circumstances. Each certificate evidencing Merger Shares to be issued pursuant to this Article II shall bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

Section 2.8 Tax and Accounting Consequences.

For Federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code, and the Parties shall report the transactions contemplated by the Transaction Documents consistent with such intent and shall take no position in any Tax filing or Legal Proceeding inconsistent therewith. The Parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. None of AEPP, Merger Sub or Oncolix has taken or failed to take, and after the Effective Time, AEPP and the Surviving Corporation shall not take or fail to take, any action which reasonably could be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 2.9 Conversion of Merger Sub Common Stock.

At the Effective Time, each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of Oncolix and the shares of Oncolix into which the shares of Merger Sub Common Stock are so converted shall be the only shares of Oncolix Stock that are issued and outstanding immediately after the Effective Time.

Section 2.10 Amendment of AEPP Articles of Incorporation.

Within two months of the Effective Time, AEPP will undertake to obtain shareholder approval to amend the articles of incorporation to (i) increase the authorized preferred stock to no less than 250,000,000 shares of AEPP preferred stock of which 150,000,000 will be designated AEPP Preferred Stock, (ii) increase the authorized common stock to no less than 2 billion shares of common stock, and (iii) change the name of AEPP to Oncolix, Inc.

Section 2.11 AEPP Will Not Assume Certain Obligations of Oncolix.

AEPP and Oncolix agree and acknowledge that AEPP will not assume any of the obligations set forth in the (i) shareholders agreement by and among the Company, Michael T. Redman, GHC Research Development Corporation, J. Donald Payne, and Integrium, LLC dated January 16, 2015 (“Shareholders Agreement”), (ii) investor rights agreement by and among the Company, the State of Texas, acting by and through the Office of Governor Economic Development and Tourism, Integrium, LLC, Michael T. Redman, and J. Donald Payne, dated January 16, 2015 (“Investor Rights Agreement”), and (iii) participation agreement by and among the Company, GHC Research Development Corporation, Thomas E. Wagner, Wen X. Chen, Xianzgong Yu, Yanzhang Wei, and Michael T. Redman, dated January 24, 2007 (“Participation Agreement”).

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Section 2.12 Shareholders Agreement Will Terminate at the Effective Time.

AEPP and Oncolix agree and acknowledge that the Shareholders Agreement will terminate and become null and void pursuant to its terms as of the Effective Time.

Section 2.13 Oncolix Waives any Restrictions to Transfer of Oncolix Common Stock.

In the event that Oncolix has imposed any restrictions on the ability of Oncolix shareholders to transfer the Oncolix securities in connection with this Agreement, Oncolix waives any and all such restrictions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ONCOLIX

Except as set forth in this Agreement, the Oncolix Disclosure Schedule attached to this Agreement (the “Oncolix Disclosure Schedule”) and the other Transaction Documents, Oncolix hereby represents and warrants to AEPP as follows:

Section 3.1 Organization, Qualification and Corporate Power.

Oncolix is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Oncolix has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Material Contracts to which it is a party. Oncolix is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than any jurisdictions set forth in Schedule 3.1 of the Oncolix Disclosure Schedule, except where the failure to so qualify would not have a Material Adverse Effect on Oncolix.

Section 3.2 Certificate of Incorporation and Bylaws.

Oncolix has delivered to AEPP accurate and complete (through the date hereof) copies of: (i) Oncolix’s Certificate of Incorporation including all amendments thereto (hereinafter the “Oncolix Charter”); and (ii) Oncolix’s bylaws and all amendments thereto (the “Bylaws” and with the Oncolix Charter, collectively the “Oncolix Documents”). There has not been any violation of any of the Oncolix Charter or Bylaws.

Section 3.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Oncolix is 25,000,000 shares, of which 15,000,000 is common stock, par value $0.001 per share, and 10,000,000 is preferred stock, par value $0.001 per share, all of which has been designated “Series A Preferred Stock.” As of the date of this Agreement and on the Closing Date, there is and will be 3,566,564 shares of Oncolix Common Stock and 3,106,934 shares of Oncolix Preferred Stock, issued and outstanding. Schedule 3.3(a) of the Oncolix Disclosure Schedule sets forth a complete and accurate list of all stockholders of Oncolix, indicating the number of shares of Oncolix Common Stock held by each stockholder and their respective addresses. All issued and outstanding shares of Oncolix Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding shares of Oncolix Common Stock have been duly and validly issued in compliance with the Oncolix Documents and all applicable federal and state Securities Laws including, without limitation, applicable exemptions from any requirements for registration or qualification under the Securities Act. All issued and outstanding shares of Oncolix Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding shares of Oncolix Preferred Stock have been duly and validly issued in compliance with the Oncolix Documents and all applicable federal and state Securities Laws including, without limitation, applicable exemptions from any requirements for registration or qualification under the Securities Act.

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(b) Except as set forth on Schedule 3.3(b) of the Oncolix Disclosure Schedule, there are no: (i) outstanding subscriptions, options, calls, warrants, rights or agreements (whether or not currently exercisable) to acquire any shares of Oncolix Common Stock or Oncolix Preferred Stock; (ii) outstanding notes, instruments or obligations that are or may become convertible into or exchangeable for any shares of Oncolix Common Stock; (iii) contracts under which Oncolix is or may become obligated to sell, transfer, exchange or issue any shares of Oncolix Common Stock or Oncolix Preferred Stock; or (iv) agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act, or any shares of Oncolix Common Stock that survive the Closing.

Section 3.4 Authorization of Transaction.

Oncolix has all necessary corporate power and authority to enter into and to perform its obligations under the Transaction Documents, and the execution, delivery and performance by Oncolix of the Transaction Documents and actions contemplated thereby have been duly authorized by all necessary action on the part of Oncolix and its Board of Directors and holders of a majority of the outstanding voting capital stock of Oncolix in accordance with the DGCL and Bylaws of Oncolix. Each of the Transaction Documents to which Oncolix is a party constitutes the valid and binding obligation of Oncolix, enforceable against Oncolix in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 3.5 Noncontravention.

Neither the execution, delivery or performance of the Transaction Documents to which Oncolix is a party, nor the consummation of any of the transactions contemplated thereby, will directly or indirectly (with or without notice or lapse of time): (i) result in a violation of any of the provisions of the Oncolix Documents; or (ii) to Oncolix’s Knowledge, result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by the Transaction Documents or to exercise any remedy or obtain any relief under any, Legal Requirement or any Order to which Oncolix, or any of the assets owned, used or controlled by Oncolix, is subject.

Section 3.6 Financial Statements.

The audited financial statements and financial related notes of Oncolix for the fiscal years ended December 31, 2015 and 2016, and unaudited financial statements for the interim period ended March 31, 2017 (the “Oncolix Balance Sheet Date”) are attached as Schedule 3.6 of the Oncolix Disclosure Schedule (the “Oncolix Financial Statements”). The Oncolix Financial Statements fairly present in all material respects the financial position of Oncolix as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject to normal year-end audit adjustments.

Section 3.7 Absence of Certain Changes.

Since the Oncolix Balance Sheet Date, Oncolix has conducted its business as ordinarily conducted consistent with past practice and, to the Knowledge of Oncolix, there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in any Material Adverse Effect on Oncolix.

Section 3.8 Related Party Transactions.

Except as disclosed on Schedule 3.8 of the Oncolix Disclosure Schedule, Oncolix is not a party to any agreement with or any other commitment to (a) any officer or director of Oncolix; (b) any individual related by blood or marriage to, or sharing a personal residence with, any such officer or director; (c) any Entity in which Oncolix or any such officer, director or related person has an equity or participating interest; or (d) any other Affiliate of Oncolix.

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Section 3.9 Tax Matters.

All Tax Returns required to be filed by or on behalf of Oncolix with any Governmental Body since 2014 (the “Oncolix Returns”): (i) have been or will be filed on or before the applicable due date (including any extensions of such due date); (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements; and (iii) have been provided or made available to AEPP and Merger Sub. All Taxes owed by Oncolix have been paid when due, whether or not such amounts are shown on any Oncolix Returns. The Oncolix Financial Statements fully accrue all actual and contingent Liabilities for unpaid Taxes with respect to all periods through the date thereof and Oncolix has made adequate provision for unpaid Taxes after that date in its books and records.

Section 3.10 Assets; Equipment and Property.

(a) Schedule 3.10(a) of the Oncolix Disclosure Schedule sets forth a true and complete list of all inventory, machinery, equipment, furniture, office equipment, raw materials, vehicles and other material items of tangible personal property of every kind owned by Oncolix and used in connection with its business included on the most recent balance sheet at a book value of more than $50,000 (the “Oncolix Personal Property”). Oncolix has good and marketable title to the Oncolix Personal Property, and the Oncolix Personal Property is owned free and clear of all Liens of every kind and nature, except for Liens for taxes not yet due or payable. All of the Oncolix Personal Property and other tangible assets owned by or leased to Oncolix are in good condition and repair, normal wear and tear excepted.

(b) Schedule 3.10(b) of the Oncolix Disclosure Schedule sets forth a true and complete list of all real property or interests in real property leased by Oncolix (the “Oncolix Leased Real Property”). Oncolix has delivered to AEPP and Merger Sub accurate and complete copies of all leases and agreements pertaining to the Oncolix Leased Real Property.

Section 3.11 Intellectual Property.

Schedule 3.11 of the Oncolix Disclosure Schedule contains a true and complete list of all United States and foreign patents (both issued and applied for), trademarks, trade names, service marks, copyrights, and all applications for such trademarks, trade names, service marks and copyrights, and all patent rights currently (i) owned by Oncolix (the “Oncolix Intellectual Property”) or (ii) licensed from third parties (such licenses, the “Intellectual Property Rights”) necessary for the conduct of Oncolix’s business as presently conducted by Oncolix.

Section 3.12 Contracts.

Schedule 3.12 of the Oncolix Disclosure Schedule identifies each Material Contract of Oncolix (“Oncolix Material Contracts”), including but not limited to all employment contracts and independent contractor agreements, and provides an accurate description of the terms of each Oncolix Material Contract that is not in written form. Oncolix has delivered to AEPP accurate and complete copies of all written Oncolix Material Contracts. Each Oncolix Material Contract is valid, binding and enforceable by Oncolix in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 3.13 Finder’s Fee.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by the Transaction Documents based upon any arrangements or agreements made by or on behalf of Oncolix.

Section 3.14 Permits.

Schedule 3.14 of the Oncolix Disclosure Schedule sets forth a list of all material Permits issued to or held by Oncolix. Such listed Permits are the only Permits that are required for Oncolix to conduct its business as presently conducted, except for those the absence of which would not have a Material Adverse Effect on Oncolix. Each such Permit is in full force and effect and to Oncolix’s Knowledge, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.

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Section 3.15 Litigation.

There is no pending or, to Oncolix’s Knowledge, threatened Legal Proceeding (i) against Oncolix or any of the assets owned or used by Oncolix, or (ii) that challenges the Merger or any of the other transactions contemplated by the Transaction Documents. There is no Order to which Oncolix or any of the assets of Oncolix is subject.

Section 3.16 Legal Compliance.

Oncolix is, and has at all times been, in compliance with all applicable Legal Requirements, except to the extent that failure to comply would not be likely to have a Material Adverse Effect on Oncolix. Oncolix has never received any notice or other communication from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement. Oncolix has obtained all material Permits, certificates and licenses required by any Legal Requirement for the conduct of its business and the ownership of its assets. Oncolix is not in violation of any such Permit, certificate or license, and no Legal Proceedings are pending or, to Oncolix’s Knowledge, threatened to revoke or limit any such Permit, certificate or license.

Section 3.17 Employees.

Schedule 3.17 of the Oncolix Disclosure Schedule contains a list of Oncolix employees.

Section 3.18 Employee Benefits.

Schedule 3.18 of the Oncolix Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by Oncolix, or any ERISA Affiliate (“Oncolix Employee Benefit Plan”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF AEPP AND MERGER SUB

Except as set forth in the AEPP Disclosure Schedule attached hereto (the “AEPP Disclosure Schedule”), each of the AEPP Parties, jointly and severally, hereby represent and warrant to Oncolix as follows:

Section 4.1 Organization, Qualification and Corporate Power.

AEPP is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of AEPP and Merger Sub has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and proposed to be conducted after the Merger, as applicable; (ii) to own and use its assets in the manner in which its assets are currently owned and used and as proposed after the Merger as applicable; and (iii) to perform its obligations under all Material Contracts to which it is a party. Neither AEPP nor Merger Sub is or has been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than any jurisdictions identified in the AEPP Current SEC Reports (hereinafter defined) or except where the failure to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Effect upon the condition (financial or otherwise), results of operations, business, properties or prospects of AEPP and Merger Sub taken as a whole.

Section 4.2 Certificate of Incorporation and Bylaws.

AEPP has delivered to Oncolix or made available to Oncolix accurate and complete (through the date hereof) copies of (i) the Articles of Incorporation and Bylaws, including all amendments thereto, of AEPP, (ii) the Certificate of Incorporation and Bylaws, including all amendments thereto, of Merger Sub (collectively, the “AEPP Documents” and “Merger Sub Documents”).

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Section 4.3 Capitalization.

(a) As of the date hereof, the authorized capital stock of AEPP consists of: (i) 500,000,000 shares of AEPP Common Stock, of which 93,231,633 shares are issued outstanding; and (ii) 100,000,000 shares of “blank check” AEPP Preferred Stock, of which 100,000,000 are designated “Series A Preferred Stock,” none of which are issued and outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, of which 1,000 shares are issued and outstanding, all of which are owned by AEPP. All of the outstanding shares of AEPP capital stock and Merger Sub capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding shares of AEPP capital stock and Merger Sub capital stock have been duly and validly issued in compliance with the AEPP Documents and Merger Sub Documents, as the case may be, and all applicable federal and state Securities Laws and other applicable Legal Requirements and all requirements set forth in the applicable AEPP Documents, and are owned, beneficially and of record, by those stockholders set forth on the most recent stockholders list held by AEPP’s transfer agent.

(b) At the Effective Time: (i) AEPP will have a total of 103,536,703 shares of its Common Stock that are issued and outstanding (61,465,130 shares of AEPP Common Stock owned by Oncolix will be cancelled and become AEPP treasury shares) and 62,138,680 shares of AEPP Preferred Stock issued and outstanding; (ii) 62,138,680 shares of common stock will be reserved for issuance upon conversion of 62,138,680 shares of AEPP Preferred Stock; (iii) 14,000,000 shares of AEPP Preferred Stock will be reserved for issuance pursuant to a contractual right to acquire 14,000,000 shares of AEPP Preferred Stock in exchange for future services; (iv) 14,000,000 shares of common stock will be reserved for issuance upon conversion of 14,000,000 shares of AEPP Preferred Stock; (v) 52,077,380 shares of AEPP Preferred Stock will be reserved for issuance upon exercise of warrants to purchase 52,077,380 shares of AEPP Preferred Stock; (vi) 52,077,380 shares of common stock will be reserved for issuance upon conversion of 52,077,380 shares of AEPP Preferred Stock; (vii) 7,000,000 shares of common stock will be reserved for issuance upon exercise of options to purchase 7,000,000 shares of AEPP Common Stock; (viii) 22,708,280 shares of common stock will be reserved for issuance upon exercise of warrants to purchase 22,708,280 shares of AEPP Common Stock, including warrants that may be issued prior to the closing; and (ix) 21,074,940 shares of common stock will be reserved for issuance upon conversion of convertible notes into shares of AEPP Common Stock. In addition, at or immediately after the Effective Time, AEPP will reserve such additional shares of AEPP Common Stock for (i) the conversion of debt issued subsequent to the date hereof and until the Effective Time, (ii) the exercise of options to acquire Oncolix Common Stock issued in connection with such additional convertible debt, (iii) adjustments to the conversion price of the existing Oncolix convertible debt based on the market price of AEPP Common Stock at the Effective Time (iv) anti-dilution adjustments to the conversion price of AEPP Preferred Stock and (v) accrued interest on convertible notes.

(c) Except as set forth in the AEPP Current SEC Reports or as described in 4.3(b) above, there are no: (i) outstanding subscriptions, options, calls, warrants, rights or agreements (whether or not currently exercisable) to acquire any shares of capital stock or other securities of AEPP or Merger Sub; (ii) outstanding securities, notes, instruments or obligations that are or may become convertible into or exchangeable for any shares of capital stock or other securities of AEPP or Merger Sub; (iii) outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the capital stock of AEPP or Merger Sub; (iv) contracts under which AEPP or Merger Sub is or may become obligated to sell, transfer, exchange or issue any shares of capital stock or any other securities; or (v) agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act, of any shares of capital stock of AEPP or Merger Sub.

Section 4.4 Authorization of Transaction.

Each of AEPP and Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under the Transaction Documents, and the execution, delivery and performance by AEPP and Merger Sub of the Transaction Documents and actions contemplated thereby have been duly authorized by all necessary action on the part of (i) AEPP, by its Board of Directors in accordance with the FBCA and its Bylaws, and (ii) Merger Sub, by its Board of Directors and sole stockholder, AEPP, in accordance with the DGCL and its Bylaws. For each of AEPP and Merger Sub, the Transaction Documents to which each is a party constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

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Section 4.5 Noncontravention.

Neither the execution, delivery or performance of the Transaction Documents, nor the consummation of any of the transactions contemplated thereby, will directly or indirectly (with or without notice or lapse of time): (i) result in a violation of any of the provisions of the AEPP Documents and Merger Sub Documents; or (ii) to the Knowledge of AEPP or Merger Sub, as the case may be, result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by the Transaction Documents or to exercise any remedy or obtain any relief under any, Legal Requirement or any Order to which AEPP or Merger Sub, or any of the assets owned, used or controlled by AEPP or Merger Sub, is subject.

Section 4.6 SEC Reports; AEPP Financial Statements.

(a) AEPP has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act since January 1, 2014, and such reports, including without limitation, AEPP’s Form 10-K for the fiscal year ended December 31, 2016, as amended (the “Form 10-K”), and all reports filed by AEPP thereafter (the Form 10-K and all reports filed with the Commission are collectively referred to herein as the “Current SEC Reports”) (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Legal Requirements, and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the Effective Time thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements of AEPP included in the reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act (the “AEPP Financial Statements”), comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. To the Knowledge of AEPP, the AEPP Financial Statements have been prepared in accordance with GAAP, except as may be otherwise specified in the AEPP Financial Statements or the notes thereto, and fairly present in all material respects the assets, liabilities, financial position and results of operations of AEPP as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

Section 4.7 Employees.

Neither AEPP nor Merger Sub has any full time officers or employee-directors or any employees.

Section 4.8 Employee Benefits.

Neither AEPP or Merger Sub has any Employee Benefit Plans maintained, or contributed to, by AEPP, or any ERISA Affiliate (“AEPP Employee Benefit Plans”).

Section 4.9 Tax Matters.

All Tax Returns required to be filed by or on behalf of AEPP since 2014 with any Governmental Body (the “AEPP Returns”): (i) have been or will be filed on or before the applicable due date (including any extensions of such due date); (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements; and (iii) have been provided or made available to Oncolix. All Taxes owed by AEPP have been paid when due, whether or not such amounts are shown on any AEPP Returns. The AEPP Financial Statements fully accrue all actual and contingent Liabilities for unpaid Taxes with respect to all periods through the date thereof and AEPP has made adequate provision for unpaid Taxes after that date in its books and records.

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Section 4.10 Assets; Equipment and Real Property.

AEPP currently does not own or lease any real property or equipment or have any assets. Merger Sub is a newly-formed corporation and does not (nor has it ever had) more than nominal assets nor has it ever owned or leased any real property.

Section 4.11 Intellectual Property.

AEPP does not currently own or have rights to any Intellectual Property. Merger Sub is a newly-formed corporation and does not currently have, nor has it ever had, any rights to any Intellectual Property.

Section 4.12 Contracts.

Neither AEPP or Merger Sub has any Material Contracts.

Section 4.13 Finder’s Fees.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by the Transaction Documents based upon any arrangements or agreements made by or on behalf of AEPP or Merger Sub.

Section 4.14 Litigation.

There is no pending Legal Proceeding, and to AEPP’s Knowledge, no Person has threatened to commence any Legal Proceeding, that (i) involves or affects AEPP or Merger Sub or any of the assets owned or used by either of them, or (ii) that challenges the Merger or any of the other transactions contemplated by the Transaction Documents. There is no Order in which AEPP or Merger Sub is named or to which any of their assets is subject.

Section 4.15 Legal Compliance.

To AEPP’s Knowledge, each of AEPP and Merger Sub is, and has been, since January 1, 2015, in compliance with all applicable Legal Requirements, except to the extent that failure to comply would not be likely to have a Material Adverse Effect on AEPP or Merger Sub. Neither AEPP nor Merger Sub has ever received any notice or other communication from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement. AEPP and Merger Sub have obtained all material Permits, certificates and licenses required by any Legal Requirement for the conduct of their respective businesses and the ownership of their respective assets. Neither AEPP nor Merger Sub is in violation of any such Permit, certificate or license, and no Legal Proceedings are pending or, to AEPP’s Knowledge, threatened to revoke or limit any such Permit, certificate or license.

Section 4.16 Merger Shares.

The Merger Shares have been duly authorized and, when issued in connection with the Merger pursuant to the terms hereof, will be validly issued, fully paid and non-assessable, and not subject to any Liens, restrictions of any kind, preemptive rights or any other rights or interests of third parties or any other encumbrances, except for applicable Securities Laws restrictions on transfer, including those imposed by Regulation D under the Securities Act (“Regulation D”) or Section 4(a)((2) of the Securities Act and Rule 144 promulgated under the Securities Act and under applicable “blue sky” state Securities Laws. The offer and sale of the Merger Shares under this Agreement are exempt from the registration requirements of the Securities Act and are in compliance with all federal and state Securities Laws.

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Section 4.17 Business of Merger Sub.

Merger Sub is a newly-formed corporation formed for the sole purposes of consummating the Merger, and does not (nor has it ever had) more than nominal assets. Since its formation, other than this Agreement and the Transaction Documents, Merger Sub is not a party to any material agreements and has not conducted any activities other than in connection with the organization of Merger Sub, the issuance of Merger Sub Common Stock to AEPP, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has not incurred or assumed any expenses or liabilities prior to the Closing, other than expenses related to its formation and good standing in the state of its formation.

Section 4.18 Loans to Executive Officers and Directors.

AEPP has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to any current director or executive officer of AEPP in violation of Section 402 of the Sarbanes-Oxley Act.

ARTICLE V

CONDITIONS TO CONSUMMATION OF MERGER

Section 5.1 Conditions to Each Party’s Obligations.

The respective obligations of each Party to consummate the Merger and the other transactions contemplated in the Transaction Documents are subject to the full and complete satisfaction of the following conditions unless any such condition is waived, in writing, by the other Parties:

(a) AEPP, Merger Sub and Oncolix shall be satisfied that the issuances of the Merger Shares in the Merger shall be exempt from registration with the Commission under Regulation D of the Securities Act and Section 4(a)(2) of the Securities Act;

(b) no temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall have been issued, nor shall any proceeding brought by any Governmental Body, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or Order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

(c) AEPP, Merger Sub and Oncolix shall be satisfied that additional financing in a minimum amount of $1 million, on terms acceptable to each Party, shall close at or about the Effective Time;

(d) AEPP, Merger Sub and Oncolix shall be satisfied that the existing convertible notes issued by Oncolix shall be exchanged for substantially identical securities issued in the financing referred to in Section 5.1(c) above, repaid from such financing proceeds, or otherwise provided for; and

(e) As of the Effective Time, Oncolix shall not have received notice from Oncolix shareholders representing 20% or more of the capital stock of Oncolix perfecting dissenter’s rights pursuant to DGCL Section 262 within 20 days after the mailing date of such notice by Oncolix to its shareholders.

Section 5.2 Conditions to Obligations of AEPP and Merger Sub.

The obligation of each of AEPP and Merger Sub to consummate the Merger is subject to the satisfaction of the following additional conditions, unless any such condition is waived, in writing, by AEPP:

(a) this Agreement and actions contemplated by the Transaction Documents shall have been approved and adopted by the Board of Directors and the holders of a majority of the voting capital stock of Oncolix, in accordance with the DGCL and Bylaws of Oncolix;

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(b) Oncolix shall have obtained all of the waivers, Permits, Consents, assignments, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in the Oncolix Disclosure Schedule, except for any which if not obtained or effected would not have a Material Adverse Effect on Oncolix or on the ability of the Parties to consummate the Merger and the other transactions contemplated in the Transaction Documents;

(c) the representations and warranties of Oncolix set forth in Article III qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date, except for representations and warranties made as of a specified date, which shall be true and correct as of such date;

(d) Oncolix shall have performed or complied with, in all material respects, its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

(e) AEPP and Merger Sub shall have received a Certificate of Good Standing from the Secretary of State of Delaware regarding Oncolix dated within 10 days of the Closing Date;

(f) AEPP and Merger Sub shall have received from the Secretary of Oncolix a certificate (i) certifying Oncolix’s Certificate of Incorporation, as amended, (ii) certifying the Bylaws of Oncolix, (iii) certifying the resolutions of the Board of Directors of Oncolix approving this Agreement and the Merger, (vi) certifying the resolutions of the stockholders of Oncolix approving this Agreement and the Merger, and (v) attesting to the incumbency of the officers of Oncolix;

(g) AEPP and Merger Sub shall have received from the President of Oncolix a certificate certifying: (i) Oncolix has satisfied and complied with all of its obligations under this Agreement which are required to consummate the Merger; and (ii) all of Oncolix’s representations and warranties set forth in this Agreement are true and accurate as of the Closing Date;

(h) no proceeding in which Oncolix shall be a debtor, defendant or party seeking an Order for its own relief or reorganization shall have been brought or be pending by or against Oncolix under any United States or state bankruptcy or insolvency law;

(i) since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Oncolix; and

(j) all actions to be taken by Oncolix in connection with the consummation of the Merger and the transactions contemplated by the Transaction Documents, and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to AEPP and Merger Sub and their legal counsel.

Section 5.3 Conditions to Obligations of Oncolix.

The obligation of Oncolix to consummate the Merger is subject to the satisfaction of the following additional conditions, unless any such condition is waived, in writing, by Oncolix:

(a) this Agreement and actions contemplated by the Transaction Documents shall have been approved and adopted by the Board of Directors of AEPP in accordance with the FBCA and Bylaws of AEPP;

(b) this Agreement and actions contemplated by the Transaction Documents shall have been approved and adopted by the Board of Directors of Merger Sub in accordance with the DGCL and Bylaws of Merger Sub;

(c) this Agreement and actions contemplated by the Transaction Documents shall have been approved and adopted by the Board of Directors of AEPP, as the sole stockholder of Merger Sub, in accordance with the DGCL and Bylaws of Merger Sub;

(d) AEPP and Merger Sub shall have obtained all of the waivers, Permits, Consents, assignments, approvals or other authorizations, and effected all of the registrations, filings and notices (including, but not limited to any filings that are required pursuant to applicable federal and state Securities Laws), except for any which if not obtained or effected would not have a Material Adverse Effect on AEPP or Merger Sub or on the ability of the Parties to consummate the Merger and the other transactions contemplated in the Transaction Documents;

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(e) each of AEPP and Merger Sub shall have performed or complied with, in all material respects, its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

(f) the representations and warranties of AEPP and Merger Sub set forth in Article IV qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date, except for representations and warranties made as of a specified date, which shall be true and correct as of such date;

(g) AEPP and Merger Sub shall have taken all necessary action so that, effective as of the Effective Time without any further action by AEPP, Merger Sub or any other Person, the representations and warranties set forth in Section 4.3(b) of this Agreement are true and correct in all respects and that the transactions referenced therein have been completed in their entirety, and Oncolix shall be satisfied, in its sole and absolute discretion, that such transactions have been completed and are in compliance with all applicable Legal Requirements;

(h) Oncolix shall have received a Certificate of Good Standing from the Secretary of State of the State of Florida regarding AEPP dated within 10 days of the Closing Date and a Certificate of Good Standing from the Secretary of State of Delaware regarding Merger Sub dated within 10 days of the Closing Date;

(i) Oncolix shall have received from the Secretary of Merger Sub a certificate (i) certifying the Certificate of Incorporation of Merger Sub, (ii) certifying the Bylaws of Merger Sub, (iii) certifying the resolutions of the Board of Directors and the sole stockholder of Merger Sub approving this Agreement and the Merger, and (iv) attesting to the incumbency of the officers of Merger Sub;

(j) Oncolix shall have received from the Secretary of AEPP a certificate (i) certifying the Articles of Incorporation of AEPP, (ii) certifying the Bylaws of AEPP, (iii) certifying the resolutions of the Board of Directors of AEPP approving this Agreement and the Merger, and (iv) attesting to the incumbency of the officers of AEPP;

(k) Oncolix shall have received from the President of AEPP a certificate certifying: (i) AEPP has satisfied and complied with all of its obligations under this Agreement which are required to consummate the Merger; and (ii) all of AEPP’s representations and warranties set forth in this Agreement are true and accurate as of the Closing Date;

(l) Oncolix shall have received from the President of Merger Sub a certificate certifying: (i) Merger Sub has satisfied and complied with all of its obligations under this Agreement which are required to consummate the Merger; and (ii) all of Merger Sub’s representations and warranties set forth in this Agreement are true and accurate as of the Closing Date;

(m) the Merger shall qualify as a “plan of reorganization” within the meaning of Section 368 of the Code;

(n) no proceeding in which AEPP or Merger Sub shall be a debtor, defendant or party seeking an Order for its own relief or reorganization shall have been brought or be pending by or against AEPP or Merger Sub under any United States or state bankruptcy or insolvency law;

(o) since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on AEPP or Merger Sub; and

(p) all actions to be taken by AEPP and Merger Sub in connection with the consummation of the Merger and the transactions contemplated by the Transaction Documents, and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Oncolix and its legal counsel.

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ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Issuance of Merger Shares Pursuant to Section 4(a)(2).

The Parties hereto acknowledge and agree that the Merger Shares shall constitute “restricted securities” within the Securities Act. The certificates evidencing the Merger Shares shall bear the legends set forth in Section 2.7.

Section 6.2 Further Assurances.

Each of the Parties shall diligently and in good faith work to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement. Each Party hereto, at the reasonable request of another Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated by this Agreement.

Section 6.3 Conduct of Business.

From the date of this Agreement to the Effective Time, each AEPP, Merger Sub and Oncolix (i) shall conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, and (ii) shall not, without the prior written consent of, in the case of Oncolix, AEPP and Merger Sub, and in the case of AEPP or Merger Sub, Oncolix, take any material action, including without limitation the entry into or termination of any material contract, or enter into any agreement with any Affiliate except as expressly contemplated herein, or commit to do any of the foregoing.

Section 6.4 Stockholder Appraisal Rights.

Oncolix shall comply with applicable notice and other requirements of the DGCL regarding appraisal rights of Oncolix’s stockholders in connection with the Merger.

Section 6.5 Reservation of Sufficient Shares For Adjustments and New Financing.

AEPP shall accept and assume all obligations under existing Oncolix derivative securities, and reserve a sufficient number of shares of AEPP Common Stock for issuance thereunder. Additionally, AEPP shall reserve a sufficient number of shares of AEPP Common Stock for issuance under any financing to close at or about the time of the Effective Time.

ARTICLE VII

POST-CLOSING COVENANTS

Section 7.1 Indemnification of Officers and Directors.

All rights to indemnification and advancement of expenses existing in favor of those Persons who are or were directors, officers, agents or employees of Oncolix for acts and omissions occurring prior to the Closing Date, as provided in Oncolix Charter and the Bylaws (in each case as in effect as of the date of this Agreement), shall survive the Merger, be assumed by the Surviving Corporation, and shall be fully complied with by AEPP and the Surviving Corporation, to the fullest extent permitted by the laws of their respective states of incorporation, as applicable.

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Section 7.2 Securities Laws Disclosure.

AEPP shall, within four Business Days after the Closing Date, file a Current Report on Form 8-K (the “Super Form 8-K”) with the Commission which shall include Form 10 information under Item 2.01(f) of Form 8-K and include the required financial statements under Item 9.01 of Form 8-K and Regulation S-X of the Exchange Act. Oncolix acknowledges that AEPP shall rely on statements made, emails sent and materials provided by Oncolix, its auditors and legal counsel to AEPP and its legal counsel for inclusion in the Super 8-K. Oncolix shall diligently and in good faith work with AEPP’s legal counsel for the timely preparation and filing of the Super Form 8-K.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival of Representations, Warranties and Covenants.

(a) All representations and warranties of the Parties contained in this Agreement shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the other Parties to this Agreement, until one year after the Closing Date (the “Survival Period”), whereupon such representations, warranties and covenants shall expire (except for covenants that by their terms survive for a longer period).

(b) All covenants of the Parties contained in this Agreement shall remain operative for such periods of time as necessary for the applicable Party to fulfill such covenant, unless otherwise agreed in writing by the other Parties.

Section 8.2 Indemnification of AEPP.

Subject to any limitations set forth in this Article VIII, from and after the Closing Date until the expiration of the Survival Period, Oncolix shall indemnify and hold harmless AEPP and the following persons existing immediately prior to the Effective Time: (a) AEPP’s officers, directors, agents and employees and (b) each person, if any, who controlled AEPP within the meaning of the Securities Act (each such Person and its heirs, executors, administrators, agents, successors and assigns is referred to herein as a “AEPP Indemnified Party”) from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable attorneys’ fees (collectively, “Damages”) arising out of (i) any breach of representation or warranty made by Oncolix in this Agreement or any Transaction Document, and in any certificate delivered by Oncolix pursuant to this Agreement or any Transaction Document, or (ii) any breach by Oncolix of any covenant, obligation or other agreement made by Oncolix in this Agreement or any Transaction Document. The foregoing are collectively referred to as the “AEPP Indemnity Claims”.

Section 8.3 Indemnification of Oncolix.

Subject to any limitations set forth in this Article VIII, from and after the Closing Date until the expiration of the Survival Period, AEPP shall indemnify and hold harmless Oncolix and the following Persons existing prior to the Effective Time: (a) Oncolix’s officers, directors, agents and employees; and (b) each Person, if any, who controlled Oncolix within the meaning of the Securities Act (each such Person and its heirs, executors, administrators, agents, successors and assigns is referred to herein as a “Oncolix Indemnified Party”) from and against any and all Damages arising out of or relating to: (i) any breach of any representation or warranty made by AEPP or Merger Sub in this Agreement or any Transaction Document, and in any certificate delivered by AEPP or Merger Sub pursuant to this Agreement or any Transaction Document; (ii) any breach by AEPP or Merger Sub of any covenant, obligation or other agreement made by either of them in this Agreement or in any Transaction Document; or (iii) a third-party claim based on any acts or omissions by AEPP or Merger Sub. The foregoing are collectively referred to as the “Oncolix Indemnity Claims.” Oncolix Indemnity Claims together with the AEPP Indemnity Claims are collectively referred to as the “Indemnity Claims.”

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Section 8.4 General Notice and Procedural Requirements for Indemnity Claims.

Notwithstanding the foregoing, the party or person having the indemnity obligation under this Article VIII (the “Indemnifying Party”), shall be obligated to indemnify and hold harmless the Party or Person entitled to indemnity under this Article VIII (the “Indemnified Party”), only with respect to any Indemnity Claims of which the Indemnified Party notifies with specificity the Indemnifying Party in accordance with Section 9.7 of this Agreement and, if applicable, within the following time period: (i) with regard to any representation or warranty under this Agreement, prior to the end of the Survival Period of such representation or warranty (unless such Indemnity Claim relates to a claim arising prior to the termination of the Survival Period, in which case the time period shall be extended to thirty days after such Indemnity Claim is first received by an Indemnified Party); or (ii) with regard to any covenant under this Agreement which by its terms expires, prior to the end of the survival period relating to such covenant (unless such Indemnity Claim relates to a claim arising prior to the termination of the applicable survival period, in which case the time period shall be extended to thirty days after such Indemnity Claim is first received by an Indemnified Party).

Section 8.5 Notice and Procedural Requirements for Third Party Claims.

If a complaint, claim or legal action is brought by a third party (a “Third Party Claim”) as to which an Indemnified Party is entitled to indemnification, the Indemnified Party shall give written notice of such Third Party Claim to the Indemnifying Party in accordance with Section 9.7 of this Agreement promptly after the Indemnified Party receives notice thereof, which notice shall include a copy of any letter, complaint or similar writing received by the Indemnified Party; provided, however, that any failure to provide or delay in providing such information shall not constitute a bar or defense to indemnification except to the extent the Indemnifying Party has been prejudiced thereby.

The Indemnifying Party shall have the right to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of the Indemnifying Party’s election so to assume the defense of such Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense of such Third Party Claim except as hereinafter provided. If the Indemnifying Party elects to assume such defense and select counsel, the Indemnified Party may participate in such defense through its own separate counsel, but the fees and expenses of such counsel shall be borne by the Indemnified Party unless: (i) otherwise specifically agreed by the Indemnifying Party; or (ii) counsel selected by the Indemnifying Party determines that because of a conflict of interest between the Indemnifying Party and the Indemnified Party such counsel for the Indemnifying Party cannot adequately represent both Parties in conducting the defense of such action. In the event the Indemnified Party maintains separate counsel because counsel selected by the Indemnifying Party has determined that such counsel cannot adequately represent both Parties because of a conflict of interest between the Indemnifying Party and the Indemnified Party, then the Indemnifying Party shall not have the right to direct the defense of such Third Party Claim on behalf of the Indemnified Party.

The failure of the Indemnifying Party to notify an Indemnified Party of its election to defend such Third Party Claim within thirty days after notice thereof was given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its rights to defend such Third Party Claim.

If the Indemnifying Party assumes the defense of a Third Party Claim, the obligations of the Indemnifying Party shall include taking all steps necessary in the defense of such Third Party Claim and holding the Indemnified Party harmless from and against any and all Damages caused or arising out of any settlement approved by the Indemnified Party or any judgment in connection with the claim or litigation.

If the Indemnifying Party does not assume the defense of such Third Party Claim in accordance with this Section 8.5, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate; provided, however, that the Indemnified Party may not settle such Third Party Claim without the prior written consent of the Indemnifying Party; provided further, that the Indemnifying Party may not withhold such consent unless it has provided security of a type and in an amount reasonably acceptable to the Indemnified Party for the payment of its indemnification obligations with respect to such Third Party Claim. The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of Damages caused or arising out of any judgment rendered with respect to such Third Party Claim, and for all costs and expenses incurred by the Indemnified Party in the defense of such claim.

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The Indemnifying Party may settle any Third Party Claim in its sole discretion without the prior written consent of the Indemnified Party, provided that such settlement involves only the payment of cash by the Indemnifying Party to the claimant and does not impose any other obligation on the Indemnifying Party or any liability or obligation on the Indemnified Party.

Section 8.6 Notice and Procedural Requirements for Direct Claims.

Any claim for indemnification by an Indemnified Party on account of Damages which do not result from a Third Party Claim (a “Direct Claim”) shall be asserted by giving the Indemnifying Party reasonably prompt notice thereof in accordance with Section 9.7 of this Agreement; provided, however, that any failure to provide, or delay in providing, such notification shall not constitute a bar or defense to indemnification except to the extent the Indemnifying Party has been prejudiced thereby. After receiving notice of a Direct Claim, the Indemnifying Party shall have a period of thirty days within which to respond in writing to such Direct Claim. If the Indemnifying Party rejects such claim or does not respond within such thirty-day period (in which case the Indemnifying Party shall be deemed to have rejected such claim), the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Article VIII.

Section 8.7 Limitations

(a) Timely Notice. No Party shall be liable for any Damages pursuant to this Article VIII with respect to a claim based on a breach by such Party for any representation and warranty given by such Party in this Agreement unless a claim for indemnification of such Damages is given by the Indemnified Party to the Indemnifying Party prior to the expiration of the Survival Period for the representation and warranty underlying such claim.

(b) Threshold. No Party shall be obligated to indemnify any Indemnified Party pursuant to this Article VIII until the aggregate Damages incurred by such Indemnified Party exceed $25,000, in which event the entire aggregate amount of such Damages shall be indemnifiable, subject to the limitations set forth in Section 8.7(c).

(c) Limitation of Damages. Oncolix shall not be obligated to indemnify AEPP pursuant to Section 8.2 for Damages in excess of $50,000, AEPP shall not be obligated to indemnify Oncolix pursuant to Section 8.3 for Damages in excess of $50,000.

(d) Exclusive Remedy. The Parties hereby acknowledge and agree that the indemnification provisions of this Article VIII shall be the sole and exclusive remedy available to each Indemnified Party in connection with this Agreement and the transactions contemplated hereby.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Third Party Beneficiaries.

Except as may otherwise be specifically provided in this Agreement, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that Oncolix Stockholders and the holders of Oncolix’s options, warrants and other convertible securities shall be deemed third party beneficiaries under this Agreement for purposes of the transactions set forth in Article II hereof.

Section 9.2 Entire Agreement.

This Agreement, Oncolix Disclosure Schedule, the AEPP Disclosure Schedule, along with all other schedules and exhibits hereto, constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

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Section 9.3 Succession and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors, heirs, legal representatives and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

Section 9.4 Termination, Amendment and Waiver.

(a) Termination. This Agreement may be terminated at any time prior to the Effective Time by written notice by the terminating Party to the other Party:

(i) by the mutual written consent of AEPP and Oncolix;

(ii) by either AEPP or Oncolix, if the Merger shall not have been consummated either due to failure to satisfy closing conditions set forth in Article V or otherwise, on or prior to September 15, 2017;

(iii) by either AEPP or Oncolix, if a court of competent jurisdiction or other Governmental Body shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(iv) by AEPP, if there has been a breach of any representation, warranty, covenant or agreement on the part of Oncolix set forth in this Agreement, which breach (i) causes the conditions set forth in Section 5.1 or Section 5.2 not to be satisfied and (ii) shall not have been cured within twenty Business Days following receipt by Oncolix of written notice of such breach from AEPP; or

(v) by Oncolix, if there has been a breach of any representation, warranty, covenant or agreement on the part of AEPP or Merger Sub, as the case may be, set forth in this Agreement, which breach (i) causes the conditions set forth in Section 5.1 or Section 5.3 not to be satisfied and (ii) shall not have been cured within twenty Business Days following receipt by AEPP or Merger Sub, as the case maybe, of written notice of such breach from Oncolix.

(b) Effect of Termination. In the event of termination of this Agreement as provided in Section 9.4, there shall be no liability or obligation on the part of AEPP, Oncolix, Merger Sub or their respective officers, directors, or stockholders, except to the extent that such termination results from the willful breach by a Party of any of its representations, warranties or covenants set forth in this Agreement.

(c) Amendment. This Agreement may be amended by the Parties hereto, by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of AEPP and Oncolix.

(d) Extension; Waiver. At any time prior to the Effective Time, the Parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.

Section 9.5 Counterparts, Facsimile Signatures.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by email transmission in portable digital format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the Parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the Parties transmitted by facsimile or by email transmission in portable digital format, or similar format, shall be deemed to be their original signatures for all purposes.

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Section 9.6 Headings.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.7 Notices.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the Party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next Business Day; (iii) three Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one Business Day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 9.7):

If to AEPP or Merger Sub:

Advanced Environmental Petroleum Producers Inc.

14405 Walters Rd., Suite 780

Houston, TX 77014

Attn: Michael T. Redman

Phone: (281) 402-3167

Email: MRedman@oncolixbio.com

If to Oncolix:

Oncolix, Inc.

14405 Walters Rd., Suite 780

Houston, TX 77014

Attn: Michael T. Redman

Phone: (281) 402-3167

Email: MRedman@oncolixbio.com

Section 9.8 Governing Law.

All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas, without regard to the principles of conflicts of law thereof.

Section 9.9 Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 9.10 Incorporation of Exhibits, Schedules and Recitals.

The Exhibits, the Schedules, the AEPP Disclosure Schedule and the Oncolix Disclosure Schedule identified in this Agreement and the Recitals set forth above are incorporated herein by reference and made a part hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

AEPP:	ADVANCED ENVIRONMENTAL PETROLEUM PRODUCERS INC.

	By:	/s/ Michael T. Redman
	Name:	Michael T. Redman
	Title:	President and Chief Executive Office

MERGER SUB:	AEPP MERGER SUB, INC.

	By:	/s/ Michael T. Redman
	Name:	Micheal T. Redman
	Title:	President and Chief Executive Office

ONCOLIX:	ONCOLIX, INC.

	By:	/s/ Michael T. Redman
	Name:	Michael T. Redman
	Title:	President and Chief Executive Officer

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